Exhibit 10.04

To:	Holders of September 26, 2003 Option Awards

Date:	December 19, 2005

RE:	September 2003 Options

On September 26, 2003, you received options to purchase Fisher Scientific International Inc. common stock. The option agreement between you and the Company required that you hold for a period of one year any share of common stock received upon exercise of any such option.
We are pleased to inform you that the Compensation Committee of Fisher Scientific International Inc. has elected to drop the one year post exercise holding requirement. It is our hope that this change will enhance your ability to purchase Company stock. The Company has made no other changes to the option agreement.
Please remember that any exercise of options is subject to the Company’s Policy Statement on Trading in Company and Other Securities by Company Officers, Employees and Directors, which prohibits, among other things, dealing in Company stock until the trading window opens in the first quarter of 2006. The actual date on which the window opens will not be determined until early 2006.
If you have any questions, please contact the Stock Plan Administrator in the Hampton office.